EXHIBIT 10.41
SUMMARY OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
The following is a description of the standard arrangements pursuant to which directors of SM Energy are compensated for services provided as a director, including additional amounts payable for committee participation:

DIRECTOR COMPENSATION
Employee directors do not receive additional compensation for serving on the Board of Directors or any committee.

For service in 2014 - 2015 as it relates to the fiscal period from May 2014 through May 2015, target compensation for each member of the Board of Directors has been set at $180,000 annually, plus a retainer paid in lieu of committee and attendance fees. As described more fully below, the actual value of compensation may be higher or lower depending on the results of the restricted stock component of director compensation. Primary director compensation is in the form of stock grants and is fully described below. The retainer component of director compensation for non-employee directors consists of an annual retainer of $90,000 for committee and board meeting fees paid in SM Energy common stock or cash as selected by the director; provided that in the event any director attends in excess of 30 Board and committee meetings in the aggregate during the period from May 2014 through May 2015, such director shall receive $1,500 per meeting for each meeting in excess of 30. In addition, each non-employee director is reimbursed for expenses incurred in attending Board and committee meetings and director education programs.
The committee chairs receive the cash payments identified in the list below in recognition of the additional workload of their respective committee assignments. These amounts are paid at the beginning of the annual service period.

•	Audit Committee - $20,000

•	Compensation Committee - $15,000

•	Nominating and Corporate Governance Committee - $10,000

The stock compensation for non-employee directors is as follows:

1)
Annual compensation payable upon election to the Board by the stockholders, valued at $180,000. This resulted in a grant of restricted stock to each non-employee director of 2,307 shares of SM Energy common stock issued on May 21, 2014, under SM Energy's Equity Incentive Compensation Plan. As compensation for her service for the 2014 - 2015 service period following her appointment to the Board, Rose M. Robeson received 1,967 shares of SM Energy common stock issued on July 11, 2014. As compensation for his service for the 2014 - 2015 service period following his appointment to the Board, Ramiro G. Peru received 1,717 shares of SM Energy common stock issued on August 20, 2014. These shares are earned over the one-year board service period and carry a subsequent six month transfer restriction imposed by SM Energy.

2)
A retainer for the Non-Executive Chairman of the Board valued at $85,000. This resulted in a grant of 1,090 shares of SM Energy common stock issued on May 21, 2014, under SM Energy's Equity Incentive Compensation Plan. These shares are earned over the one-year board service period and carry a subsequent six month transfer restriction imposed by SM

Energy.

3)
Larry W. Bickle, William J. Gardiner, Loren M. Leiker, Julio M. Quintana and William D. Sullivan each elected to receive SM Energy common stock for their retainer, which resulted in a grant of 1,154 shares of SM Energy common stock issued on May 21, 2014, under SM Energy's Equity Incentive Compensation Plan. These shares are earned over the one-year Board service period and carry a subsequent six month transfer restriction imposed by SM Energy. Stephen R. Brand and John M. Seidl each elected to receive a $90,000 cash payment for their retainer.

4)
Rose M. Robeson elected to receive SM Energy common stock for her pro rata retainer, which resulted in a grant of 984 shares of SM Energy common stock issued on July 11, 2014. Ramiro G. Peru elected to receive a cash payment of $67,315 for his pro rata retainer.